Exhibit 4.1

Stock Purchase Agreement

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered on July 11, 2024 by and between Galion-Group Co., Ltd. (the “Seller”), a limited company duly incorporated and validly existing under the laws of the British Virgin Islands with the BVI company number 2057380, and HIGH-TREND HOLDINGS USA LLC (the “Purchaser”), a corporation duly incorporated and validly existing under the law of the State of Delaware of the United States.

WHEREAS, the Seller is the owner in record of 20,000,000 shares (the “Sale Shares”) of common stock of Caravelle International Group, a Cayman Islands exempted company with its principal offices located at 60 Paya Lebar Road, #06-17 Paya Lebar Square, Singapore 40905 (NASDAQ: CACO) (the “Company”), which has authority to sell the Sale Shares, and

WHEREAS, the Purchaser desires to purchase the Sale Shares from the Seller and the Seller desires to sell the said stock to the Purchaser, upon the terms and subject to the conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the mutual covenants and Agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Sale Shares aforementioned, it is hereby agreed as follows:

1.	Purchase and Sale Subject to the terms and conditions hereunder, the Seller shall sell, convey, transfer, and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, the Sale Shares, at a price equal to $3,000,000 (the “Purchase Price”), which is paid pursuant to Section 3 hereof.

2.	Closing The Parties agree to complete the sale and purchase of the Sale Shares contemplated by this Agreement (the “Closing”) over-the-counter via a delivery versus payment (DvP) settlement within two (2) trading days from the date hereof (the “Closing Date”) where each Party shall undertake any and all necessary actions to give effect to the Closing in accordance with the applicable laws of the relevant jurisdictions on the Closing Date. On or before the Closing Date, the Purchaser is hereby authorized by the Seller to instruct the transfer agent on record of the Company (the “Transfer Agent”) to transfer the Sale Shares to the Purchaser or any party designated by the Purchaser and to register the Purchaser or any party designated by the Purchaser as the owner of the Sale Shares. The Purchaser is further authorized to execute on behalf of the Seller, and provide to the Transfer Agent, any agreement, instrument, confirmation, verification or other documents or statements as may be requested by the Transfer Agent to effectuate the transfer of the Sale Shares pursuant to the Purchaser’s instructions. The Seller hereby ratifies all that said attorneys-in-fact shall lawfully do or cause to be done by virtue hereof.

3.	Payment of Purchase Price

The Purchase Price is hereby confirmed to have been paid by the Purchaser, and received by the Seller, by way of the Purchaser waiving, with immediate effect upon recording by the Transfer Agent of the Purchaser as the owner of the Sale Shares, its claim of all Settlement Payment then outstanding and owed by the Seller to the Purchaser under certain Settlement and Stock Pledge Agreement entered into by the Seller and the Purchaser, among others, dated July 4, 2024 (the “Pledge Agreement”).

4.	Representations and Warranties of the Seller

The Seller hereby warrants and represents to the Purchaser as of the date of this Agreement and at all times thereafter until the Closing Date:

(a)	Organization and Standing

The Seller is the controlling shareholder of the Company, is the stockholder and record owner of the Sale Shares, and has good and marketable title over such Sale Shares. It is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has the corporate power and authority to carry on its business as it is now being conducted.

(b)	Restrictions on Stock

i.	The Seller is not a party to any agreement, written or oral, creating rights in respect to the Sale Shares in any third person or relating to the voting of the Sale Shares, other than the Pledge Agreement.

ii.	The Seller is the lawful owner of the Sale Shares, free and clear of all security interests, liens, encumbrances, equities and other charges, other than the pledge of the Sale Shares under the Pledge Agreement.

(c)	Free of Encumbrance

The Sale Shares have been duly authorized and validly issued, and are fully paid and non-assessable and subject to no options to purchase or similar rights. The Seller has no loans, debts, duties, obligations or liabilities of any kind other than the Settlement Payment aside from the security interest contemplated under the Pledge Agreement. Prior to the Closing, there are no UCC financial statements which need to be filed by the Company, and no UCC financial statements need to be filed in relation to any security interest.

(d)	Authorizations & Obligations

i.	The Seller has full power, authority and legal right to enter into this agreement and transfer the Sale Shares to the Purchaser pursuant to the terms herein.

ii.	This Agreement has been duly authorized, executed and delivered by the Seller to the Purchaser and constitutes a legal, valid and binding obligation of the Seller enforceable against it.

iii.	No further authorization, approval, or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other entity is required for the transfer of the Sale Shares to the Purchaser.

iv.	The execution and delivery of this Agreement by the Seller and its performance thereof will not violate any provision of any applicable law or regulation or any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, applicable to the Seller, as applicable, or any of its property, or the organizational or governing documents of the Seller or any agreement or instrument to which the Seller is party to or by which it or its property is bound.

(e)	Adequacy of SEC Filings

i.	All filings made to the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended from time-to-time (the “Exchange Act”) have been timely filed and are current, and does not contain any untrue statement of a material fact, omitted to state a material fact required to be stated therein, or necessary to make the statements therein which would have made it misleading, in light of the circumstances under which they were made.

ii.	All such filings, as amended, complies with the Exchange Act in all material respects and the rules and regulations of the SEC promulgated thereunder. As of the date hereof, there is no material information relating to the Company or its subsidiaries that has not been publicly disclosed and that would be required to be disclosed under applicable securities laws.

(f)	No Investigations or Inquiries

As of the date hereof, the Company is not subject to any investigation or inquiry by the SEC or other regulatory authority regarding any potential violation of securities laws, NASDAQ or any other stock exchange in which the shares of the Company is being traded, and the Company has not received any notice from any such securities regulators or stock exchanges indicating that the Company is delinquent in its filings or reporting obligations under the Exchange Act or any other applicable securities laws and regulations.

(g)	Compliance of Laws

The Company is in compliance in all material respects with all relevant laws and regulations, and applicable requirements of the SEC, including timely filing of all required reports, forms, and documents with the SEC.

(h)	No change in Share Capital

The Company is not contemplating any corporate actions that would alter its share capital, including but not limited to the issuance of additional new shares to investors, the repurchase of its own shares, or the cancellation of any existing shares to the knowledge of the Seller.

(i)	No Litigation

There are no legal, governmental, administrative, or regulatory actions, suits, claims, investigations, or proceedings pending or threatened against the Company or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Company and its subsidiaries, taken as a whole.

5.	Representations and Warranties of the Seller and the Purchaser

(a)	Broker and Finders Fees.

The Seller and the Purchaser each hereby represents and warrants to the other that there has been no act or omission by the Seller and the Purchaser which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee, or other like payment in connection with the transactions contemplated hereby.

6.	GOVERNING LAW; DISPUTE RESOLUTION This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York. Any legal action or proceeding arising out of or relating to this Agreement shall be subject to the non-exclusive jurisdiction of the courts of the State of New York. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH, OR RELATING TO THIS AGREEMENT, AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT, OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE.

7.	Counterparts and Entire Agreement This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or by electronic transmission shall be as effective as delivery of a manually executed counterpart hereof. This Agreement constitutes the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.

8.	Invalidity If any provision of this Agreement or application thereof is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will not be affected thereby, and each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the parties hereto have executed the Stock Purchase Agreement as of the date first above written.

GALION-GROUP CO., LTD, as Seller

By:
Name:	Guohua Zhang
Title:	Director

Address for Notices:

[Signature page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed the Stock Purchase Agreement as of the date first above written.

HIGH-TREND HOLDINGS USA LLC,
as Purchaser

By:
Name:
Title:

Address for Notices:

[Signature page to Stock Purchase Agreement]